EXHIBIT 1D

FIRST AMENDMENT TO MANAGING BROKER-DEALER AGREEMENT

THIS FIRST AMENDMENT TO MANAGING BROKER-DEALER AGREEMENT (this “First Amendment”) is effective as of this 16th day of August 2016, by and between GK Investment Holdings, LLC, a Delaware limited liability company (“GKIH”), and JJC Advisors, LLC, a Texas limited liability company (“JCC”).

RECITALS

A. GKIH and JCC entered into that certain Managing Broker-Dealer Agreement dated as of May 25, 2016 (the “Original Agreement”) pursuant to which JCC agreed to serve as Managing Broker-Dealer of the Offering, as more particularly described in the Original Agreement for the consideration specified therein.

B. GKIH and JCC desire to amend the Original Agreement as set forth herein. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Original Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. The recitals and introductory paragraphs hereof form a part of this Agreement as if fully set forth herein.

2. Exhibit A. The Original Agreement is hereby amended by deleting Exhibit A in its entirety and inserting the following therefor:

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Exhibit A

Bonds to be Sold:

A maximum of 50,000 Bonds to be issued and sold for an aggregate purchase price of $50,000,000 at a purchase price of $1,000 per Bond. The minimum Subscription per Subscriber will be five (5) Bonds ($5,000) unless waived by the Company.

Managing Broker-Dealer Compensation:

Company agrees that it will pay to the Managing Broker-Dealer sales commissions in the amount of 5% of the gross proceeds of the Offering, which it will re-allow and pay to the Dealers, plus a Managing Broker-Dealer fee of up to 3% of the gross proceeds of the Offering. JCC shall be entitled to retain, out of the Managing Broker-Dealer Fee, an amount equal to 0.57% of the gross proceeds of the Offering. JCC may re-allow and pay to wholesalers and other participants in the Offering up to the entirety of the 2.43% portion of the Managing Broker-Dealer Fee. Any amount in excess of the 0.57% JCC is entitled to retain that is not re-allowed shall be returned to the Company.

The Company agrees to pay up to $60,000 in due diligence expense reimbursements to our Managing Broker-Dealer, which it may re-allow to participating broker-dealers.

3. Entire Agreement. The Original Agreement, as modified by this First Amendment, constitutes the entire agreement between the parties hereto with respect to the transactions contemplated therein. Except as modified by this First Amendment, the Original Agreement remains unchanged and unmodified and in full force and effect, and the parties hereto hereby ratify and affirm the same.

4. Counterparts. This First Amendment may be executed in any number of counterparts and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. Signatures to this First Amendment transmitted by facsimile or electronic mail shall be treated as originals in all respects.

[Remainder of page intentionally left blank; signatures appear on following pages]

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IN WITNESS WHEREOF, the parties hereto have entered into this First Amendment as of the date first written above.

GKIH:

GK INVESTMENT HOLDINGS, LLC
A Delaware limited liability company

By:	GK Development, Inc.
Its:	Manager

By:	/s/ Garo Kholamian
Name:	Garo Kholamian
Its:	President and Sole Director

JCC:

JCC ADVISORS, LLC
A Texas limited liability company

By:	/s/ Mark Atchity
Name:	Mark Atchity
Its:	President and CEO

[Signature Page to First Amendment to Managing Broker-Dealer Agreement]

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